Exhibit 99.1

LAKELAND FINANCIAL CORPORATION

401(k) PLAN

FINANCIAL STATEMENTS

December 31, 2005 and 2004

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

Warsaw, Indiana

FINANCIAL STATEMENTS

December 31, 2005 and 2004

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS	2

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS	3

NOTES TO FINANCIAL STATEMENTS	4

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and Plan Administrators

Lakeland Financial Corporation

401(k) Plan

Warsaw, Indiana

We have audited the accompanying statements of net assets available for benefits of the Lakeland Financial Corporation 401(k) Plan ("Plan") as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year), is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2005 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2005 basic financial statements taken as a whole.

Crowe Chizek and Company LLC

South Bend, Indiana

May 31, 2006

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2005 and 2004

	2005	2004
ASSETS

Investments, at fair value (Note 4)	$ 29,507,123	$ 27,388,773

Receivables
Accrued income	119,179	107,218
	119,179	107,218

Total assets	29,626,302	27,495,991

LIABILITIES

Payable for investments purchased but not received	477,808	137,146

NET ASSETS AVAILABLE FOR BENEFITS	$ 29,148,494	$ 27,358,845

See accompanying notes to financial statements.

2.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year ended December 31, 2005

Additions to net assets attributed to:
Investment income
Net appreciation in fair value of investments (Note 4)	$ 626,788
Interest	50,604
Dividends	696,536
1,373,928
Contributions
Employer	848,095
Participants	1,165,198
Rollovers	21,934
2,035,227
Total additions	3,409,155

Deductions from net assets attributed to:
Benefits paid directly to participants or their beneficiaries	1,619,002
Administrative expenses	504
Total deductions	1,619,506

Net increase	1,789,649

Net assets available for benefits
Beginning of year	27,358,845

End of year	$ 29,148,494

See accompanying notes to financial statements.

3.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1 – DESCRIPTION OF PLAN

The following description of the Lakeland Financial Corporation 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation (“LFC”) and its subsidiary, Lake City Bank (collectively, “employer”). An employee becomes eligible to enter the Plan on January 1, April 1, July 1 and October 1 following attainment of age 18 and completion of one month of service.

The Plan was originally adopted December 13, 1983 and has been amended. Effective October 10, 2000, the Plan was amended and restated. The provisions of the amended and restated Plan state that the employer each year may set the matching percentage as well as any discretionary contributions. The amended and restated Plan also does not permit loans to plan participants. Effective January 1, 2001, the Plan was further amended. The provisions of the amended Plan state the matching contributions shall be allocated to participants who have completed at least one hour of service during the Plan year. The amended Plan also provides for a six-year graded vesting schedule and that employees working at any branch that is sold shall become 100% vested as of the date of the branch sale. Effective January 1, 2003, the Plan was further amended. The January 1, 2003 amendment states that employees become eligible to participate in the Plan following attainment of age 18 and completion of one month of service. Information regarding the changes to the Plan is provided for general information purposes only. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan’s provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investment Funds: The Plan consists of 22 funds, or investment options, one of which is invested primarily in LFC common stock. Ten of the funds are “Fidelity Freedom” funds that are targeted retirement funds consisting of blends of equities and fixed income securities. The “Artisan Mid Cap Fund”, “Royce Low Priced Stock Fund”, “American Century Large Company Value Fund”, “Fidelity Contrafund”, “Fidelity Value Fund”, “Fidelity Capital Appreciation Fund”, “Fidelity Small Cap Stock Fund” and “Fidelity Spartan US Equity Index Fund” are invested primarily in common and preferred stock. The “Fidelity US Bond Index Fund” is invested primarily in fixed income securities. The “Fidelity Retirement Money Market Fund” is invested primarily in short-term fixed income investments having maturities of one year or less, and the “Fidelity Diversified International Fund” is invested primarily in foreign common stocks.

(Continued)

4.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1 – DESCRIPTION OF PLAN (Continued)

A participant’s salary redirection is invested in any of the funds offered at the participant’s discretion. Employer matching contributions are initially invested in employer stock. Participants may redirect the matching contributions at their discretion.

Participant Accounts: Each participant’s account is credited with the participant’s contribution and an allocation of (a) the Corporation’s contributions, (b) Plan earnings and (c) forfeitures of non-vested balances of accounts of participants who have left the plan. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Contributions: The Plan provides that participants may make voluntary pre-tax contributions to the Plan in amounts equal to the maximum amount allowable under the Internal Revenue Code ($14,000 in 2005). Each year the employer may set a matching percentage of up to 6% of a participant’s compensation, as well as make discretionary contributions. For 2005, the matching percentage was set at 100% of the first 6% of compensation an employee contributes to the Plan as a voluntary pre-tax contribution. In addition, no discretionary contributions were made.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death or disability.

Vesting: Participants are 100% vested in salary deferral contributions. Effective August 1, 2004, employer contributions vest according to a five-year graded schedule. Prior to August 1, 2004, employer contributions vested according to a six-year graded schedule.

Payment of Benefits: On termination of service, a participant may elect to receive either a lump sum or a direct rollover equal to the value of his or her vested interest in the account. For distributions of LFC common stock, distributions are made in stock or cash at the participant’s option, with the exception of fractional shares which are paid out in cash. Distributions out of the other funds are made in cash.

Loan Provisions: Prior to the restatement of the Plan effective October 10, 2000, participants were able to borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at rates equal to the prime interest rate stated in the Wall Street Journal plus 1% at the date the participant applied for the loan.

(Continued)

5.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to accounting principles generally accepted in the United States of America.

Investments Valuation and Income Recognition: Investments are stated at fair value. The fair values of mutual fund investments and LFC common stock are based upon quoted market prices. Money market fund investments and participant loans are reported at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation (Depreciation) in Fair Value of Investments: In accordance with the policy of stating investments at fair value, net unrealized appreciation (depreciation) for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Unrealized appreciation (depreciation) for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year.

Administrative Expenses: Trustee expenses have been waived by Lake City Bank, the Plan Trustee.

Estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates. It is at least reasonably possible that a significant change may occur in the near term for the estimates of investment valuation.

Concentration of Credit Risk: At December 31, 2005 and 2004, the majority of the Plan's assets were invested in LFC common stock.

Risk and Uncertainties: The Plan provides for various investment options including any combination of certain mutual funds, stocks, and money market funds. The underlying investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that

6.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

changes in the values of investment securities will occur in the near term and that such changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participant’s individual account balances.

NOTE 3 - PLAN TERMINATION

Although it has not expressed any intent to do so, LFC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.

NOTE 4 – INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets.

December 31,
2005	2004

LFC common stock, 514,055 and

508,952 shares, respectively	$20,757,541	$20,205,394

Fidelity Retirement Money Market,

1,787,509 and 1,532,502 shares, respectively	1,787,509	1,532,502

The following table presents the net appreciation (depreciation) (including investments bought, sold and held during the year) in fair value for each of the Plan's investment categories for the year ended December 31, 2005.

Mutual funds	$ 226,013
LFC common stock	400,775

$ 626,788

All of the Plan's investments are uninsured.

7.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others. At December 31, 2005 and 2004, certain investments of the Plan are shares of mutual funds offered by Fidelity Investments and money market funds offered by Fidelity Management Trust Company (collectively, Fidelity). Fidelity is the Plan trustee and, therefore, these transactions and the payment of trustee fees to Fidelity qualify as party-in-interest transactions. Fees paid by the Plan to Fidelity for accounting services amounted to $504 for the year ended December 31, 2005. The Plan also invests in shares of common stock issued by Lakeland Financial Corporation, which qualifies as a party-in-interest investment. Further, participant loan transactions and investments are also party-in-interest transactions.

During 2005, the Plan purchased 39,581 shares of Lakeland Financial Corporation common stock at a cost ranging from $35.89 to $44.08 per share. In 2005, the Plan sold 29,800 shares of Lakeland Financial Corporation common stock at a sales price ranging from $37.85 to $44.58 per share and distributed 4,678 shares of common stock to employees due to termination or retirement.

At December 31, 2005 and 2004, the Plan held the following related party investments (at estimated fair value):

2005:

Lakeland Financial Corporation common stock – 514,055 shares	$20,757,541

2004:

Lakeland Financial Corporation common stock – 508,952 shares	$20,205,394

NOTE 6 - TAX STATUS

The Plan is maintained using a prototype plan document sponsored by Fidelity Management & Research Company. The Internal Revenue Service has ruled in a letter dated December 5, 2001, that the prototype plan qualifies under Section 401 of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. The plan administrator believes that the Plan is being operated in compliance with applicable requirements of the IRC.

8.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 7 - TERMINATED PARTICIPANTS

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan and requested a distribution prior to year-end. Amounts allocated to these participants were approximately $452,357 and $253,954 at December 31, 2005 and 2004.

9.

SUPPLEMENTAL INFORMATION

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2005

Name of Plan Sponsor:	Lakeland Financial Corporation
Employer Identification Number:	35-1559596
Three-digit Plan Number:	004

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)(1)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

	Money Market Accounts
*	Fidelity Management	Institutional Cash
	Trust Company	685,431 units		$ 685,431
*	Fidelity Management	Retirement Money Market
	Trust Company	1,787,509 units		1,787,509
				2,472,940
	Mutual Funds
	Artisan Partners	Artisan Mid Cap Fund
		8,556 units		264,555
	Royce Funds	Royce Low Price Stock Fund
		21,914 units		340,318
	American Century	American Century Large
	Investments	Company Value Fund
		41,043 units		266,782
*	Fidelity Investments	Fidelity Contrafund
		5,323 units		344,698
*	Fidelity Investments	Fidelity Value Fund
		4,150 units		314,899
*	Fidelity Investments	Fidelity Capital
		Appreciation Fund
		19,611 units		492,226
*	Fidelity Investments	Fidelity Diversified
		International Fund
		14,442 units		469,949
*	Fidelity Investments	Fidelity Small Cap Stock Fund
		13,900 units		254,368
*	Fidelity Investments	Fidelity Freedom Income
		984 units		11,192
*	Fidelity Investments	Fidelity Freedom 2000
		393 units		4,798
*	Fidelity Investments	Fidelity Freedom 2010
		58,161 units		817,162

10.

              SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2005

Name of Plan Sponsor:	Lakeland Financial Corporation
Employer Identification Number:	35-1559596
Three-digit Plan Number:	004

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)(1)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

*	Fidelity Investments	Fidelity Freedom 2020
		27,215 units		400,333
*	Fidelity Investments	Fidelity Freedom 2030
		15,141 units		227,420
*	Fidelity Investment	Fidelity Spartan US Equity Index
		4,747 units		209,619
*	Fidelity Investments	Fidelity US Bond Index
		49,249 units		536,814
*	Fidelity Investments	Fidelity Freedom 2040
		24,354 units		215,042
*	Fidelity Investments	Fidelity Freedom 2005
		18,332 units		203,848
*	Fidelity Investments	Fidelity Freedom 2015
		48,853 units		564,256
*	Fidelity Investments	Fidelity Freedom 2025
		19,411 units		232,157
*	Fidelity Investments	Fidelity Freedom 2035
		8,519 units		104,190
				6,274,626
*	Lakeland Financial	Corporation Common Stock
		514,055 shares		20,757,541

*	Participants	Loans to Participants
		Interest rate 9.5%		2,016

				$29,507,123

*	Denotes party-in-interest
(1)	Cost is not presented as all investments are participant directed investments.

11.